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INDEPENDENT AUDITORS' CONSENT

We consent to the use, in the Registration Statement of Fairchild International Corporation on Form S-8 relating to the registration of up to 8,200,000 common shares to be issued pursuant to the 2005 Stock Option Plan and Consultant Agreement with George Tsafalas, Consultant Agreement with David Stadnyk, Consultant Agreement with Aarif Jamani, Consultant Agreement with Robert Jarva, for Fairchild International Corporation of our Auditors' Report, dated April 8, 2004, on the balance sheet of Fairchild International Corporation as at December 31, 2003, and the related statements of operations, cash flows, and stockholders' equity for the year ended June 30, 2003.

Vancouver, Canada
March 7, 2005

/s/ Morgan & Company
Chartered Accountants
Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	Member of ACPA International	P.O. Box 10007 Pacific Centre Suite 1488 - 700 West Georgia Street Vancouver, B.C.V7Y 1A1